UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 5, 2005 (April 5, 2005)

SkyTerra Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13865	23-2368845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

19 West 44th Street, Suite 507, New York, New York 10036

(Address of principal executive offices, including zip code)

(212) 730-7540

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure

Furnished as Exhibit 99.1 hereto is certain information concerning the business of Hughes Network Systems that is being provided to certain persons in connection with a proposed financing transaction (the “Financing”) related to the Contribution and Membership Interest Purchase Agreement (the “Contribution Agreement”) among SkyTerra Communications, Inc. (“SkyTerra”), The DIRECTV Group, Inc., Hughes Network Systems, Inc. and Hughes Network Systems, LLC (“HNS LLC”), dated as of December 3, 2004. Pursuant to the Contribution Agreement, SkyTerra is acquiring 50% of the equity interests of HNS LLC and will be managing member. Upon closing of the transactions contemplated by the Contribution Agreement, HNS LLC will be a material part of SkyTerra’s business.

For the purposes of Exhibit 99.1, which describes the business, unless the context otherwise requires or as is otherwise indicated, the words “HNS,” “we,” “us,” “our” and words of similar import refer to HNS LLC and its subsidiaries on a consolidated basis after the Acquisition (as defined in Exhibit 99.1), and, prior to the Acquisition, to the businesses of Hughes Network Systems, Inc. and its subsidiaries which we are acquiring.

The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Independent Auditors’ Report
Combined Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002
Combined Consolidated Balance Sheets as of December 31, 2004, 2003 and 2002
Combined Consolidated Statements of Changes in Owner’s Equity for the years ended December 31, 2004, 2003 and 2002
Combined Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002
Notes to the Combined Consolidated Financial Statements

(c) Exhibits.

Number		Description

23.1	–	Consent of Independent Auditors

99.1	–	Regulation FD Disclosure

Independent auditors’ report

To The DIRECTV Group, Inc.

El Segundo, CA

We have audited the accompanying combined consolidated balance sheets of Hughes Network Systems (“HNS”) as of December 31, 2004, 2003, and 2002, and related combined consolidated statements of operations, changes in owner’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the management of The DIRECTV Group, Inc. and Hughes Network Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As noted in Note 3, the accompanying combined consolidated financial statements have been prepared from the separate records maintained by HNS and may not necessarily be indicative of the conditions that would have existed or the results of operations if HNS had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from The DIRECTV Group, Inc. applicable to The DIRECTV Group, Inc. as a whole.

In our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of Hughes Network Systems at December 31, 2004, 2003, and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As noted in Note 3, effective January 1, 2002, HNS changed its method of accounting for goodwill and other intangible assets to conform to the Statement of Financial Accounting Standards No. 142: Goodwill and Other Intangible Assets.

DELOITTE & TOUCHE LLP

March 11, 2005

Hughes Network Systems

Combined consolidated statements of operations

	Year ended December 31,
(Dollars in thousands)	2004	2003	2002
Revenues
Services	$387,591	$328,989	$313,672
Hardware sales	401,759	422,159	409,469

Total Revenues	789,350	751,148	723,141

Operating Costs and Expenses
Cost of services	290,469	299,796	287,876
Cost of hardware products sold	322,507	374,678	361,031
Research and development	71,733	48,908	57,404
Sales and marketing	72,564	75,420	89,910
General and administrative	85,538	89,887	89,955
Restructuring costs	10,993	4,113	10,336
SPACEWAY impairment provision	1,217,745	—	—
Asset impairment provision	150,300	—	—

Total Operating Costs and Expenses	2,221,849	892,802	896,512

Operating loss	(1,432,499)	(141,654)	(173,371)
Interest expense	(7,466)	(12,197)	(8,726)
Other income (expense), net	6,481	(3,175)	(10,077)

Loss before cumulative effect of accounting change	(1,433,484)	(157,026)	(192,174)

Cumulative effect of accounting change	—	—	(15,968)

Net Loss	$(1,433,484)	$(157,026)	$(208,142)

Reference should be made to the Notes to the Combined Consolidated Financial Statements.

Hughes Network Systems

Combined consolidated balance sheets

	December 31,
(Dollars in thousands)	2004	2003	2002
ASSETS
Current Assets
Cash and cash equivalents	$14,807	$41,965	$71,180
Receivables, net	173,013	213,024	299,706
Inventories	99,892	129,950	149,540
Prepaid expenses and other	42,192	49,658	45,877

Total Current Assets	329,904	434,597	566,303

Property, net	226,744	1,787,199	1,676,698
Goodwill, net	—	2,957	2,556
Capitalized software costs, net	—	60,177	54,939
Other assets	30,236	32,010	25,864

Total Assets	$586,884	$2,316,940	$2,326,360

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable	$72,966	$62,115	$56,084
Short-term borrowings	52,757	68,632	103,823
Accrued liabilities	128,190	138,769	144,251
Due to affiliates	3,098	9,341	5,896

Total Current Liabilities	257,011	278,857	310,054

Long-term debt	37,465	66,500	93,606
Due to affiliates—long-term	17,464	13,368	12,779
Other long-term liabilities	6,118	3,979	4,990

Total Liabilities	318,058	362,704	421,429

Minority interests	7,328	7,180	6,589
Commitments and contingencies	—	—	—
Owner’s equity	267,044	1,956,099	1,913,619
Accumulated other comprehensive loss	(5,546)	(9,043)	(15,277)

Total Owner’s Equity	261,498	1,947,056	1,898,342

Total Liabilities and Owner’s Equity	$586,884	$2,316,940	$2,326,360

Reference should be made to the Notes to the Combined Consolidated Financial Statements.

Hughes Network Systems

Combined consolidated statements

of changes in owner’s equity

(Dollars in thousands)	Owner’s Equity	Accumulated Other Comprehensive Income (Loss)	Total Owner’s Equity	Comprehensive Income (Loss)
Balance at January 1, 2002	$1,525,874	$(18,693)	$1,507,181
Net loss	(208,142)		(208,142)	$(208,142)
Net capital contribution from parent	595,887		595,887
Foreign currency translation adjustments		1,769	1,769	1,769
Unrealized holding gains on securities		1,647	1,647	1,647

Comprehensive loss				$(204,726)

Balance at December 31, 2002	1,913,619	(15,277)	1,898,342

Net loss	(157,026)		(157,026)	$(157,026)
Net capital contribution from parent	199,506		199,506
Foreign currency translation adjustments		5,645	5,645	5,645
Unrealized holding gains on securities		589	589	589

Comprehensive loss				$(150,792)

Balance at December 31, 2003	1,956,099	(9,043)	1,947,056

Net loss	(1,433,484)		(1,433,484)	$(1,433,484)
Net capital distribution to parent	(255,571)		(255,571)
Foreign currency translation adjustments		2,868	2,868	2,868
Unrealized holding gains on securities		629	629	629

Comprehensive loss				$(1,429,987)

Balance at December 31, 2004	$267,044	$(5,546)	$261,498

Reference should be made to the Notes to the Combined Consolidated Financial Statements.

Hughes Network Systems

Combined consolidated statements of cash flows

	Year ended December 31,
(Dollars in thousands)	2004	2003	2002

Cash Flows from Operating Activities
Loss before cumulative effect of accounting change	$(1,433,484)	$(157,026)	$(192,174)
Adjustments to reconcile loss before cumulative effect of accounting change to cash flows from operating activities:
Depreciation and amortization	96,973	94,839	97,472
Equity in losses from unconsolidated affiliates	—	1,297	7,772
Loss (gain) on disposal of assets	(5,804)	6,100	—
SPACEWAY impairment provision	1,217,745	—	—
Asset impairment provision	150,300	—	—
Change in other operating assets and liabilities:
Receivables, net	41,471	89,784	17,200
Inventories	22,863	21,916	66,816
Prepaid expenses and other	8,197	(6,538)	(33,523)
Accounts payable	9,920	5,022	(78,782)
Accrued liabilities and other	(20,445)	(4,822)	(18,822)

Net Cash Provided by (Used in) Operating Activities	87,736	50,572	(134,041)

Cash Flows from Investing Activities
Change in restricted cash	(1,152)	(1,881)	1,616
Expenditures for property	(122,158)	(195,456)	(447,700)
Proceeds from sale of property	17,016	—	—
Expenditures for capitalized software	(16,673)	(20,073)	(20,349)
Other	148	591	474

Net Cash Used in Investing Activities	(122,819)	(216,819)	(465,959)

Cash Flows from Financing Activities
Net decrease in notes and loans payable	(7,955)	(32,889)	(3,163)
Additional investment by parent	52,429	199,506	595,887
Long-term debt borrowings	33,245	46,803	64,009
Repayment of long-term debt	(70,659)	(77,625)	(49,479)

Net Cash Provided by Financing Activities	7,060	135,795	607,254

Effect of exchange rate changes on cash and cash equivalents	865	1,237	1,643

Net (decrease) increase in cash and cash equivalents	(27,158)	(29,215)	8,897
Cash and cash equivalents at beginning of the year	41,965	71,180	62,283

Cash and cash equivalents at end of the year	$14,807	$41,965	$71,180

Supplemental Cash Flow Information
Cash paid for interest	$10,422	$7,443	$7,822
Cash paid for foreign income taxes	$732	$2,722	$6,629
Non-cash investing and financing activities:
Property transferred to parent	$308,000	—	—

Reference should be made to the Notes to the Combined Consolidated Financial Statements.

Hughes Network Systems

Notes to the combined consolidated financial statements

Note 1: Description of Transaction

Hughes Network Systems, Inc. (“HNSI”) a global broadband satellite networks and services company and its parent company, The DIRECTV Group, Inc. (“DTVG” or “Parent”), a telecommunications company engaged primarily in the direct-to-home digital satellite television market in North America, are parties to a Contribution and Membership Interest Purchase Agreement (the “Agreement”) dated December 3, 2004, with SkyTerra Communications, Inc. (“SkyTerra”) under which the very small aperture terminals (“VSATs”), mobile satellite and carrier businesses of HNSI (collectively the “Business”) and HNSI’s investment in SPACEWAY, a satellite-based broadband network system that is under development, (“SPACEWAY”), will be purchased by a newly formed limited liability company to be named Hughes Network Systems, LLC. Pursuant to the Agreement, HNSI has prepared “carved-out” historical financial statements for the Business and SPACEWAY (collectively “HNS” or the “Company”) as if it were a separate limited liability company and on the basis of presentation described below.

Under the terms of the Agreement, HNSI and SkyTerra will each own a 50% interest in Hughes Network Systems, LLC with SkyTerra acting as the Managing Member of the new enterprise. SkyTerra will purchase its 50% interest in HNS for cash of $50 million and 300,000 shares of its common stock. The new entity expects to issue $325 million in notes and obtain a $50 million revolving credit facility from a group of banks that is expected to be undrawn at closing. Using the proceeds from the aforementioned borrowings, $201 million will be used to pay a portion of the purchase price for the Business and SPACEWAY to HNSI, subject to adjustment depending principally upon the closing value of HNS’ working capital (as defined in the Agreement). The transaction is subject to obtaining adequate financing and regulatory approval, and is expected to close within the first six months of 2005.

As a result of the proposed transaction, HNS performed an impairment analysis and determined that its net assets were valued at $265.9 million, which was $150.3 million less than the book value of the net assets at the date of the Agreement. This differential represents an impairment loss (the “asset impairment provision”) that HNS recognized in the fourth quarter of 2004. In recording the impairment loss of $150.3 million, HNS provided a reserve of $5.0 million against certain remaining contract obligations with a vendor that was formerly a related party and allocated the remaining $145.3 million to long-term assets of the business other than certain real estate assets with an appreciated market value, VSAT operating lease assets that are recoverable from customer leases, and the remaining net assets of SPACEWAY, which had previously been adjusted to fair value as described in Note 13. The asset impairment provision related to the VSAT business segment was $125.7 million, and the balance of $24.6 million was charged to “Other.”

Note 2: Description of Business

HNS is a leading provider of network services that utilize VSATs to distribute signals via satellite. HNS markets its VSAT products under the DIRECWAY® brand, and its products serve a variety of consumer and enterprise customers worldwide. VSAT networks utilize satellite communications as a means of connecting participants in private and shared data networks and are typically used by enterprises with a large number of geographically dispersed locations to provide reliable, scalable, and cost-effective applications such as credit card verification, inventory tracking and

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

control, and video teleconferencing. The Business also operates a satellite-based consumer DIRECWAY service that provides broadband Internet access.

HNS provides hardware and point-to-multipoint networking systems solutions to customers with mobile satellite telephony systems or terrestrial microwave radio transmission systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by HNS. As with the VSAT systems, HNS also provides ongoing network support services under contracts with its mobile satellite or terrestrial transmission systems customers.

SPACEWAY is a next-generation digital satellite communications system that will utilize high-capacity Ka-band satellites and spot beam technology to offer site-to-site network connectivity at improved data rates over that of existing Ku-band satellite connections. The system will offer full-mesh, single-hop connectivity between user terminals by means of an end-to-end digital communications system. SPACEWAY will represent a sophisticated, advanced, packet transmission infrastructure, complete with IP-based user interfaces, satellite terminals, comprehensive network management, and service management functionality to provide end-to-end broadband access and network connectivity services. As discussed in Note 13, the business plan for SPACEWAY was changed in the third quarter of 2004, a significant provision for impairment of the SPACEWAY assets was recognized, and the remaining net assets of SPACEWAY were adjusted to their fair value. Completion of the revised development plan is expected to result in the launch of the SPACEWAY 3 satellite (“SW3”) by the end of 2006 and commercial service commencement approximately three to six months after the satellite is placed in its orbital slot.

Note 3: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The combined consolidated financial statements of HNS have been prepared in accordance with accounting principles generally accepted in the United States of America and include the assets, liabilities, operating results, and cash flows of HNS, including its domestic and foreign subsidiaries that are more than 50% owned or otherwise controlled by HNSI, and have been prepared using HNSI’s historical basis in the assets, liabilities, and the historical operating results of HNSI during each respective period. Management believes the assumptions regarding the combined consolidated financial statements are reasonable. All accounts and transactions among HNS entities have been eliminated.

DTVG uses a centralized cash management system in which HNS participates. DTVG uses concentration accounts to sweep HNS’ cash receipts to its banks and transfers cash to HNS as needed for operating purposes. Accordingly, DTVG has provided funding for the working capital and capital expenditure requirements of HNS in the form of equity capital contributions having no formal repayment terms or interest requirements. The net cash activity associated with DTVG is presented separately as a contribution to or from Parent in the accompanying combined consolidated statements of changes in net owner’s equity.

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

HNS does not receive an allocation of general corporate expenses from DTVG, and DTVG performs certain functions for HNS that would need to be separately performed by HNS as a stand-alone entity. The functions performed by DTVG that would need to be replaced by HNS include the treasury, cash management, income tax, and risk management functions. In addition, HNS participates in certain employee benefit programs that are administered by DTVG, and DTVG allocates to HNS its portion of the costs of these programs. The costs of the services performed by DTVG for HNS and the allocations of employee benefit program costs for HNS employees reflected in the financial statements amounted to $35.9 million in 2004, $41.5 million in 2003, and $35.9 million in 2002.

For the reasons described above, the financial information included herein may not reflect the combined consolidated financial position, operating results, changes in owner’s equity, and cash flow of HNS had HNS been a separate stand-alone entity during the periods presented.

Market Concentrations and Credit Risk

HNS provides services and extends credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. HNS monitors its exposure to credit losses and maintains, as necessary, allowances for anticipated losses. In the year ended December 31, 2002, HNS had a single customer that accounted for approximately 11% of its total annual revenues. These sales related to the mobile satellite communications systems included in the Company’s “Other” segment in Note 17. No other single customer accounted for more than 7% of total annual revenues in any of the years presented.

Use of Estimates in the Preparation of the Combined Consolidated Financial Statements

The preparation of the combined consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported herein. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

Revenue Recognition

Service revenues and hardware sales, excluding lease revenues described below, are recognized as services are rendered or products are installed or shipped to third-party installers and as title passes to those customers. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes.

Hardware sales totaling $58.0 million, $55.8 million, and $55.3 million in the years ended December 31, 2004, 2003, and 2002, respectively, represent annual revenues under VSAT hardware operating leases with customers which are funded by a third-party financial institution

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

and for which HNS has retained a financial obligation to the financial institution. At the inception of the operating lease, HNS receives cash from the financial institution for a substantial portion of the aggregate lease rentals and recognizes a corresponding liability to the financial institution. Hardware lease revenues are recognized over the term of the operating lease. HNS capitalizes the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and amortizes these costs over the term of the customer lease agreement.

Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified. Revenues totaling $69.7 million, $56.2 million, and $114.0 million in the years ended December 31, 2004, 2003, and 2002, respectively, have been recognized using the percentage of completion method of accounting described above.

Income Taxes

HNSI participates in the filing of consolidated U.S. federal and domestic state income tax returns with DTVG, and HNSI has incurred operating losses in each of the last seven years. Under the terms of the Agreement described in Note 1, DTVG has retained the tax benefits from the net operating losses and has responsibility for all of the pre-closing domestic income tax liabilities of HNS. Accordingly, no amounts for U.S. federal or domestic state income taxes have been reflected in the financial statements. Foreign income taxes for HNS’ consolidated foreign subsidiaries are reflected in the combined consolidated financial statements in other expenses based on the related statutory rates.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less. While a component of HNSI, HNS participated in the centralized cash management system of DTVG, wherein cash receipts were transferred to and cash disbursements were funded by DTVG on a daily basis. The amount of cash and cash equivalents reported separately by HNS represents amounts held outside of the DTVG cash management system.

Restricted Cash

At December 31, 2004, restricted cash represents cash deposited to secure certain letters of credit and obligations of HNS and HNS’ majority-owned foreign subsidiaries. Restrictions on the cash

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

will be removed as the letters of credit expire and the foreign subsidiaries’ obligations are satisfied or terminated. Restricted cash deposits at December 31, 2004 amounted to $10.5 million, and restrictions expire on deposits of $2.0 million in 2005, $0.2 million in 2006, $1.1 million in 2007, and the remainder in 2009. Restricted cash deposits expiring within one year are carried in prepaid expenses and other, and deposits expiring beyond one year are carried in other assets in the accompanying combined consolidated balance sheets. Restricted cash aggregated $5.2 million at December 31, 2003 and $2.8 million at December 31, 2002.

Receivables, Net

Receivables, net include contracts in process that are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Advances and progress billings are offset against contract-related receivables, as appropriate.

Inventories

Inventories are stated at the lower of cost or market, principally using standard costs adjusted to reflect actual based on variance analyses performed throughout the year. Cost of sales for services are based on actual costs incurred for service cost elements.

Prepaid Expenses and Other

Prepaid expenses and other includes subscriber acquisition costs (“SAC”) incurred to acquire new consumer DIRECWAY subscribers. SAC consists of dealer and customer service representative commissions on new installations, and, in certain cases, the cost of hardware and installation provided to customers at the inception of service. SAC is deferred when a customer commits to a 12- to 15-month service agreement, and amounts deferred are amortized to expense over the commitment period as the related service revenue is earned. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information obtained up-front) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, or the ability to charge an early termination fee.

Property and Depreciation

Property is carried at cost. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease. See Note 1 regarding an allocation to property of the asset impairment provision in December 2004.

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

Goodwill and Other Intangible Assets

HNS adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. Goodwill resulting from business acquisitions represents the excess of the purchase price over the net assets of the acquired businesses. Goodwill is not being amortized but is subject to write-down, as needed, based upon an impairment analysis that occurs at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. HNS performs its annual impairment analysis in the fourth quarter of each year. If an impairment loss results from the annual impairment test, the loss will be recorded as a charge to operations. Goodwill has been written-off as a result of allocating a portion of the asset impairment provision at December 31, 2004, described in Note 1.

As a result of adopting SFAS No. 142, HNS recorded a $16.0 million charge representing its share of the goodwill impairment of an equity method investee, and this charge is reflected as a “Cumulative effect of accounting change” in the combined consolidated statements of operations in 2002.

Software Development Costs

Other assets include certain software development costs capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs at December 31, 2003 and December 31, 2002, net of accumulated amortization of $118.8 million, and $198.6 million, respectively, totaled $60.2 million, and $54.9 million, respectively. At December 31, 2004, software development costs have been written off as a result of the asset impairment and the SPACEWAY impairment provisions described in Notes 1 and 18, respectively. Deferred software costs in prior years were amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews were conducted at least annually to ensure that capitalized software development costs were not impaired and that costs associated with programs that did not generate revenues were expensed.

Valuation of Long-Lived Assets

HNS evaluates the carrying value of long-lived assets to be held and used, other than goodwill, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the carrying value of the asset exceeds the aggregate amount of its separately identifiable undiscounted future cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved and other valuation techniques. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. See Note 1 regarding the asset impairment provision recognized at December 31, 2004.

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

Foreign Currency

Some of HNS’ foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income (loss) (“OCI”), a separate component of owner’s equity. Translation adjustments for foreign currency denominated equity investments are not material and are recorded as part of OCI.

HNS also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from remeasurement of the foreign currency denominated assets, liabilities, and transactions into the U.S. dollar are recognized currently in the combined consolidated statements of operations and were not material in each of the years ended December 31, 2004, 2003, and 2002.

Investments and Financial Instruments

HNS maintains investments in equity securities of unaffiliated companies, and such investments are included in other assets in the combined consolidated balance sheets. Nonmarketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), reported as part of OCI. HNS continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” HNS considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and HNS’ intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value, and the amount is recognized in the combined consolidated statements of operations as part of “Other income (expense), net” and recorded as a reclassification adjustment from OCI.

Investments in which HNS owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. The carrying value of investments may include a component of goodwill if the cost of HNS’ investment exceeds the fair value of the investment, and any such goodwill is subject to an evaluation for impairment pursuant to Accounting Principles Board Opinion (“APB”) No. 18 “The Equity Method of Accounting for Investments in Common Stock.” Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in HNS recognizing investee earnings or losses in excess of its ownership percentage.

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

The carrying value of cash and cash equivalents; receivables, net; other assets; accounts payable and amounts included in accrued liabilities and other liabilities meeting the definition of a financial instrument and debt approximated fair value at December 31, 2004, 2003, and 2002.

HNS carries all derivative financial instruments in the combined consolidated balance sheets at fair value based on quoted market prices. HNS uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified, and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified, and effective cash flow hedges are deferred and recorded as a component of OCI until the hedged transactions occur and are recognized in earnings. Changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s change in fair value and the ineffective portion of a hedge are immediately recognized in the combined consolidated statements of operations. Both at the inception of the hedge and on an on-going basis, HNS assesses whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective. During each of the years ended December 31, 2004, 2003, and 2002, there were no material hedge transactions.

HNS’ cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates, and changes in the market value of its equity investments. HNS manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. HNS enters into derivative instruments only to the extent considered necessary to meet its risk management objectives and does not enter into derivative contracts for speculative purposes.

HNS generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. HNS’ objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, HNS enters into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments, and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures.

HNS is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While HNS believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Stock-Based Compensation

At times, DTVG issues stock options and restricted stock units to employees, including HNS’ employees. On January 1, 2003, HNS adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, “Accounting for Stock-Based

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Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123.” Under this method, compensation expense equal to the fair value of the stock-based award at grant is recognized over the course of its vesting period. When SFAS No. 123 was initially adopted, HNS elected to follow the prospective method of adoption, which resulted in the recognition of fair value based compensation cost in the combined consolidated statements of operations for stock options and other stock-based awards granted to employees or modified on or after January 1, 2003. Subsequently, in connection with the News Corporation transaction described in Note 16, vesting for substantially all unvested stock options outstanding at December 22, 2003 was accelerated. All stock-based awards are accounted for under the fair value method subsequent to the completion of the News Corporation transaction as a result of the modification of all stock-based compensation awards in connection therewith.

The following table presents the effect on earnings of recognizing compensation cost as if the fair value based method had been applied to all outstanding and unvested stock options and other stock-based awards for the periods shown:

	Year ended December 31,
(Dollars in millions)	2004	2003	2002
Reported loss before cumulative effect of accounting change	$(1,433.5)	$(157.0)	$(192.2)
Add: Stock compensation cost, included above	—	3.0	—
Deduct: Total stock compensation cost, under the fair value based method	—	(47.9)	(90.1)

Pro Forma Net Loss	$(1,433.5)	$(201.9)	$(282.3)

The pro forma amounts for compensation cost are not necessarily indicative of the amounts that will be reported in future periods.

New Accounting Pronouncements

Variable Interest Entities. In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46R”). FIN 46R requires the consolidation of a variable interest entity (“VIE”) where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. The adoption of this standard had no impact on HNS’ combined consolidated results of operations or financial position.

Guarantees. In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees Of Indebtedness Of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” FIN 45, which covers the accounting for and disclosure of guarantees, including obligations to stand ready to perform over the term of the guarantee in

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the event that specified triggering events or conditions occur, and contingent obligations to make future payments if triggering events or conditions occur. FIN 45 requires that a guarantor recognize a liability for the fair value of the obligation it assumes under a guarantee. Many guarantees are embedded in purchase or sales agreements, service contracts, joint venture agreements, or other commercial agreements, and the guarantor in many such arrangements does not receive a separately identifiable payment for issuing the guarantee. FIN 45 requires identical accounting for guarantees issued with or without a separately identified payment or premium. The measurement provisions of FIN 45 do not apply to product warranties, guarantees accounted for as derivatives, guarantees that would be reported as equity items, certain lease guarantees, certain guarantees between related parties under common control, and third-party debt guarantees by a related party. FIN 45 became applicable on a prospective basis effective January 1, 2003. The adoption of this standard had no impact on HNS’ combined consolidated results of operations or financial position.

Other. In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 requires the allocation of revenues into separate units of accounting for transactions that involve more than one deliverable and contain more than one unit of accounting. HNS elected to apply the accounting required by EITF Issue No. 00-21 prospectively to transactions entered into after June 30, 2003. The adoption of this standard did not have a significant impact on HNS’ combined consolidated results of operations or financial position.

HNS adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections,” on January 1, 2003. SFAS No. 145 eliminates the requirement to present gains and losses on the early extinguishment of debt as an extraordinary item, and resolves accounting inconsistencies for certain lease modifications. The adoption of this standard had no impact on HNS’ combined consolidated results of operations or financial position.

HNS adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” on January 1, 2003. SFAS No. 146 generally requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous accounting guidance provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The adoption of this standard did not have a significant impact on HNS’ combined consolidated results of operations or financial position.

HNS adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” on July 1, 2003. SFAS No. 149 clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated

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after June 30, 2003. The adoption of this standard had no impact on HNS’ combined consolidated results of operations or financial position.

HNS adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” on July 1, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The adoption of this standard had no impact on HNS’ combined consolidated results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – an Amendment of Accounting Research Bulletin No. 43 (“ARB 43”), Chapter 4”, or SFAS No. 151. SFAS No. 151 amends ARB 43, Chapter 4 to clarify the accounting for idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 requires that these types of costs be recognized as current period expenses when incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard is not expected to have a significant impact on HNS’ combined consolidated results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29” or SFAS No. 153. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a significant impact on HNS’ combined consolidated results of operations or financial position.

Note 4: Receivables, Net

	At December 31,
(Dollars in thousands)	2004	2003	2002
Trade receivables	$155,698	$185,865	$244,996
Contracts in process, net of advances and progress billings	34,516	39,187	58,955
Other receivables	2,652	3,325	9,257

Total	192,866	228,377	313,208

Less allowance for doubtful accounts	(19,853)	(15,353)	(13,502)

Total Receivables, Net	$173,013	$213,024	$299,706

At December 31, 2004, amounts due from customers under long-term VSAT operating lease agreements totaled $114.7 million, of which $46.9 million, $35.5 million, $21.0 million, $9.2 million, and $2.1 million are due in the years ending December 31, 2005, 2006, 2007, 2008, and

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2009, respectively. Revenues from these customer contracts are not recorded until they are earned on a month-to-month basis.

Advances and progress billings offset against contracts in process amounted to $3.4 million, $3.4 million, and $2.7 million at December 31, 2004, 2003, and 2002, respectively. At December 31, 2004, substantially all of the contracts in process were expected to be collected within one year.

Amounts due from affiliates totaling $0.3 million, $1.5 million, and $4.0 million at December 31, 2004, 2003, and 2002, respectively, are included in trade receivables.

Note 5: Inventories

The following table sets forth the amounts recorded for inventories as of the respective dates:

	At December 31,
(Dollars in thousands)	2004	2003	2002
Productive material and supplies	$19,808	$24,537	$27,883
Work in process	30,785	59,028	41,829
Finished goods	66,369	85,734	115,977

Total	116,962	169,299	185,689

Less provision for excess or obsolete inventories	(17,070)	(39,349)	(36,149)

Total Inventories	$99,892	$129,950	$149,540

Provisions for excess or obsolete inventories are provided using management’s best estimates of future use or recovery of inventory. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders, and alternative means of disposition of excess or obsolete items.

Note 6: Prepaid Expenses and Other

	At December 31,
(Dollars in thousands)	2004	2003	2002
Subscriber Acquisition Costs (SAC)	$20,209	$25,024	$29,828
Prepaid expenses	8,173	9,152	12,126
Prepaid sales, use, and property taxes	9,678	11,083	2,211
Restricted cash	1,979	2,313	62
Deposits and other	2,153	2,086	1,650

Total Prepaid Expenses and Other	$42,192	$49,658	$45,877

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Note 7: Property, Net

The following table sets forth the amounts recorded for net property as of the dates shown:

	Estimated Useful Lives (years)	At December 31,
(Dollars in thousands)		2004	2003	2002
Land and improvements	10-30	$11,823	$16,473	$16,473
Buildings and leasehold improvements	1-40	42,942	67,295	66,578
Machinery and equipment	3-23	6,776	219,671	198,770
Furniture, fixtures, and office machines	3-15	—	2,803	3,029
VSAT operating lease hardware	2-5	287,184	259,460	236,601
Software licenses	5-8	—	51,776	46,705
Construction in progress—SPACEWAY	—	85,000	1,538,971	1,404,769
—Other	—	15,710	5,685	8,447

Total		449,435	2,162,134	1,981,372

Less accumulated depreciation		(222,691)	(374,935)	(304,674)

Total Property, Net		$226,744	$1,787,199	$1,676,698

VSAT operating lease hardware represents VSAT equipment installed at customer facilities that is subject to an operating lease with the customer and against which HNS has borrowed funds from a third-party financial institution. Title to the equipment has passed to the financial institution, and they will own the equipment at the end of the term of the customer contract; however, HNS has retained certain ongoing obligations relating to the equipment as described in Note 3. Deferred VSAT operating lease hardware costs are amortized to cost of hardware products sold over the term of the operating lease.

Depreciation expense for property amounted to $80.9 million in 2004, $80.0 million in 2003, and $80.1 million in 2002. In December 2004, $76.9 million of the asset impairment provision was allocated to property and the carrying value of the property was written down, on a pro rata basis, by the amount of the asset impairment provision, except for: i) certain real estate assets with an appreciated market value, ii) VSAT operating lease assets that are recoverable from customer leases, and iii) the remaining net assets of SPACEWAY (carried in construction in progress).

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Note 8: Other Assets

Other assets consisted of the following:

	At December 31,
(Dollars in thousands)	2004	2003	2002
Investments accounted for under the equity method	$8,779	$8,677	$9,971
Investment accounted for under the cost method	—	8,967	8,467
Investments classified as available-for-sale	9,804	1,230	1,186
Restricted cash	8,496	2,915	2,696
Other	3,157	10,221	3,544

Total Other Assets	$30,236	$32,010	$25,864

An investment previously reported under the cost method in 2002 and 2003 became a publicly traded company in 2004, and has been reported as an investment classified as available-for-sale in 2004.

Note 9: Accrued Liabilities

	At December 31,
(Dollars in thousands)	2004	2003	2002
Accrued and other liabilities	$38,750	$53,910	$67,063
Payroll and other compensation	32,254	37,159	33,358
Progress billings to customers	30,827	31,587	30,530
Taxes other than income taxes	4,780	4,017	1,958
Foreign income taxes	6,753	8,489	7,836
Employee severance costs	10,993	—	—
Provision for warranties	3,833	3,607	3,506

Total Accrued Liabilities	$128,190	$138,769	$144,251

In connection with the proposed SkyTerra transaction described in Note 1, the Company announced a staff reduction of 164 personnel, or 9% of its staff effective as of February 1, 2005. In connection with this reduction, the Company recognized a severance liability of $11.0 million, which represents the estimated amount due the affected employees on their termination date in February 2005. As discussed in Note 14, severance costs of $11.0 million were charged to restructuring costs in 2004 in the accompanying combined consolidated statements of operations.

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Note 10: Short-Term Borrowings and Long-Term Debt

Short-Term Borrowings and Current Portion of Long-Term Debt

	Interest Rates at December 31, 2004	At December 31,
(Dollars in thousands)		2004	2003	2002
Revolving bank borrowings	5.75%-16.0%	$6,439	$14,198	$45,831
Term loans payable to banks, current portion	6.0%-13.5%	1,943	2,282	2,521
VSAT hardware financing, current portion	4.0%-9.0%	44,375	52,152	55,471

Total Short Term Borrowings and Current Portion of Long-Term Debt		$52,757	$68,632	$103,823

Revolving bank borrowings include borrowings of $3.1 million by a subsidiary in Europe and $3.3 million by a subsidiary in India, under lines of credit with local banks. Borrowings at the European subsidiary are made under a line of credit at an interest rate of 100 basis points above the bank’s corporate base rate or 5.75% at December 31, 2004, and require the subsidiary to maintain either restricted cash deposits or compensating balances. Borrowings at the Indian subsidiary are with several banks at rates ranging from 6.0% to 16% and there is no requirement for compensating balances.

Long-Term Debt

	Interest Rates at December 31, 2004	At December 31,
(Dollars in thousands)		2004	2003	2002
Term loans payable to banks	11.25%	$1,153	$3,145	$3,854
VSAT hardware financing	4.0%-9.0%	36,312	63,355	72,224
Note payable to bank		—	—	17,528

Total Long-Term Debt		$37,465	$66,500	$93,606

In connection with certain commercial VSAT sales, HNS enters into long-term operating leases (generally three to five years) for the use of the VSAT hardware installed at a customer’s facilities. HNS has an arrangement with a financial institution to borrow against the future operating lease revenues at the inception of the operating lease. When amounts are funded under this arrangement, customer credit risk for the operating lease passes to the financial institution, the financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. HNS retains a continuing obligation to the financing institution to indemnify it from losses that may incur (up to the original value of the hardware) from non-performance of the HNS system (a “Non-Performance Event”). Since the inception of the borrowing program in 1997, HNS has not been

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required to make any indemnification payments for a Non-Performance Event; however, HNS did incur nominal costs in a period prior to 2002 to re-establish service for a group of customers who were impacted by the failure of a third-party satellite. HNS has not provided a Non-Performance Event reserve because it believes that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

VSAT hardware borrowings outstanding at December 31, 2004 mature as follows: $44.4 million in 2005, $18.2 million in 2006, $12.8 million in 2007, $3.8 million in 2008, $1.4 million in 2009, and $0.2 million thereafter.

Long-term debt includes various term loans of an HNS subsidiary in India funded by local banks in Indian Rupees. The balances outstanding as of December 31, 2004 were $1.2 million at 11.25% for which $0.8 million is due in 2006 and $0.4 million is due in 2007.

At December 31, 2002, a foreign subsidiary in Europe had outstanding long-term debt of $17.5 million related to bank borrowings bearing interest at 4.33%. This debt was repaid in 2003 in connection with a recapitalization of the subsidiary.

Note 11: Retirement Programs and Other Post-Retirement Benefits

HNS employees participate in contributory and noncontributory defined benefit retirement plans maintained by DTVG. These plans are available to substantially all domestic full-time employees. Benefits are based on years of service and compensation earned during a specified period of time before retirement. The accumulated benefit obligation and net assets available for benefits for employees have not been separately determined and are not included in HNS’ combined consolidated balance sheets. In addition to pension benefits, DTVG charges HNS for the cost of certain other post-retirement benefits. The accumulated post-retirement benefit obligation related to employees has not been separately determined and is not included in the accompanying combined consolidated balance sheets. HNS’ portion of the cost of these benefit plans, allocated from DTVG, amounted to $13.6 million, $13.0 million, and $10.8 million for the years ended December 31, 2004, 2003, and 2002, respectively. The costs allocated from DTVG do not include pension curtailment and termination benefit charges recorded by DTVG as a result of the fact that HNS employees will no longer earn benefits in the DTVG plan subsequent to the completion of the SkyTerra transaction described in Note 1. HNS also participates in other health and welfare plans administered by DTVG for which HNS is billed directly by the provider. HNS employees participate in contributory and noncontributory defined benefit retirement plans maintained by DTVG. HNS does not have any benefit plans that are not maintained by DTVG or its wholly-owned subsidiaries. Except during the brief transition period under a contemplated secondment agreement between HNS and DTVG, following the completion of the SkyTerra transaction, HNS employees will no longer earn benefits under these benefit plans.

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Note 12: Stock-Based Compensation

HNS participates in the Hughes Incentive Plan (the “Plan”) together with other DTVG business units. Under the Plan, shares, rights, or options to acquire DTVG’s common stock were authorized for grant subject to the approval of the Compensation Committee of the DTVG Board of Directors. In connection with the News Corporation transactions on December 22, 2003, 30.4 million outstanding options of DTVG’s former parent company held by HNS employees were converted into options to acquire shares of DTVG stock.

The exercise price of the options granted under the Plan is equal to 100% of the fair market value of the underlying common stock on the date the options are granted. These nonqualified options generally vest over two to five years, vest immediately in the event of certain transactions, expire 10 years from date of grant, and are subject to earlier termination under certain conditions. DTVG allocates compensation expense to HNS for its covered employees based upon the method for recognizing compensation expense described in Note 3.

Commencing in 2003, DTVG’s Compensation Committee has also granted restricted stock units under the Plan that vest over two to three years. During the year ended December 31, 2004, no restricted stock units were granted, and during the year ended December 31, 2003, 1.2 million restricted stock units were granted with a weighted average grant-date fair value of approximately $11.53 per share. Compensation expense charged to general and administrative expenses in the combined consolidated statement of operations related to restricted stock unit awards amounted to $3.0 million in 2003.

Following the completion of the SkyTerra transaction described in Note 1, HNS employees will no longer receive stock option or restricted stock unit grants from DTVG, and DTVG will remain responsible for all of the outstanding DTVG options for HNS employees.

Note 13: SPACEWAY Impairment Provision

HNS has historically managed the Business and SPACEWAY as separate products. The Business is an established product line with its own distinct revenues and operating costs, whereas SPACEWAY is a system that is under construction and for which HNS has not received or recognized any revenues. Prior to September 30, 2004, certain hardware costs relating to the construction of three satellites and a network operating center and development costs relating to network infrastructure for the SPACEWAY program had been capitalized as construction in progress over the period of construction through September 30, 2004.

During 2004, DTVG decided that it would offer the Business for sale, and it commenced a process for seeking buyers for this business. In the third quarter of 2004, DTVG determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that it would transfer two of the SPACEWAY satellites (“SW1” and “SW2”) and certain support equipment to DIRECTV Holdings LLC, an affiliated company, for use in its direct-to-home satellite television business. DTVG also determined that it would include the remaining SPACEWAY assets as a component of the Business offered for sale. DTVG also assumed

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responsibility for the satellite manufacturing contract with Boeing covering all three of the satellites. These decisions by DTVG triggered the need to perform an asset impairment analysis on HNS’ investment in SPACEWAY since the ultimate disposition of this investment differed from its original intended purpose. As of September 30, 2004, HNS had a capitalized value of $1,552.7 million for SPACEWAY of which $11.2 million represented capitalized software development costs, and the remainder was included in property as construction in progress. DTVG determined that the fair value of the satellites and other related support equipment to be transferred to DIRECTV was $250.0 million based upon an independent valuation. DTVG determined that the fair value of the remaining SPACEWAY assets, including the third SPACEWAY satellite (“SW3”), was $85.0 million, based upon an analysis of the alternative disposition opportunities available to DTVG. Previously capitalized costs in excess of these fair value amounts totaling $1,217.8 million were recognized as a SPACEWAY impairment provision in the third quarter of 2004. DTVG also determined that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SW3. DTVG remains obligated under the satellite manufacturing contract for the completion of the construction of SW3 for an additional $49.0 million; however, it is contemplated that the portion of the contract relating to SW3 will be assigned to HNS upon the closing of the SkyTerra transaction described in Note 1 along with any remaining amounts due to the manufacturer.

Note 14: Restructuring Costs

In each of the years ended December 31, 2004, 2003, and 2002, HNS recognized restructuring costs of $11.0 million, $4.1 million and $10.3 million, respectively, principally attributable to employee headcount reductions. Restructuring costs recognized related principally to HNS’ domestic operations and affected 9%, 7%, and 17% of the then existing headcount in each of the years ended December 31, 2004, 2003, and 2002, respectively. Severance costs per employee were greater in 2004 due to enhanced severance benefit programs resulting from the News Corporation transaction described in Note 16. These restructuring activities were primarily taken as cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by the Company. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing adjustments. In connection with the SkyTerra transaction described in Note 1, HNS will relocate certain employees and operations in order to vacate certain leased facilities and the lease obligations on those facilities will remain with DTVG following the closing of the transaction. Restructuring costs of $7.8 million in 2004, $1.6 million in 2003, and $4.2 million in 2002 were charged to the “VSAT Business” segment, and the remainder, $3.2 million in 2004, $2.5 million in 2003, and $6.1 million in 2002, were charged to the “Other” segment described in Note 17.

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Note 15: Other Income (Expense), Net

Other income (expense), net consists of the following:

	Year ended December 31,
(Dollars in thousands)	2004	2003	2002

Equity in earnings (losses) of affiliates	$—	$(1,298)	$(7,773)
Minority interests’ share of subsidiary earnings	(64)	(678)	(358)
Interest income	772	1,000	1,171
Gain on sale of real estate	5,805	—	—
Foreign income tax expense	(32)	(2,199)	(3,117)

Total Other Income (Expense), Net	$6,481	$(3,175)	$(10,077)

Note 16: Related-Party Transactions

In the ordinary course of its operations, HNS enters into transactions with related parties to purchase and/or sell telecommunications services, advertising, equipment, and inventory. Related parties include: General Motors Corporation (“GM”) which through December 22, 2003 was the 100% owner of DTVG. News Corporation and its affiliates became related parties on December 23, 2003 when News Corporation purchased a minority interest in DTVG from GM. DTVG’s consolidated subsidiaries include the DIRECTV businesses in the United States and Latin America, and PanAmSat, through August 20, 2004. Other related parties include Hughes Software Systems Ltd. (“HSS”) through June 2004 and Hughes Tele.com India Ltd. (“HTIL”) until December 2002.

As indicated in Note 3, HNS participates in the cash management program of DTVG, and DTVG is responsible for funding the working capital and capital expenditures of HNS as well as providing certain corporate services for which there are no analogous functions performed at HNS. DTVG also administers and maintains certain employee retirement and stock option programs in which employees from HNS participate and for which HNS is charged its allocable share of the related costs. Upon the closing of the proposed transaction with SkyTerra described in Note 1, HNS’ participation in the programs administered by DTVG will cease, and HNS will have to establish its own cash management program, employee benefits program, and service organizations to provide for the functions that DTVG provided prior to the closing.

Under the terms of the Agreement discussed in Note 1, DTVG will retain the responsibility for all pre-closing tax obligations of HNS (to the extent not recorded in the financial statements) as well as obligations related to certain pending litigation and facilities leases for property that HNS has agreed to vacate. DTVG must also liquidate all capital lease debt and all foreign indebtedness of the HNS business, and DTVG will remain liable for its indemnities to third parties relating to the VSAT hardware financing borrowings, and in turn DTVG will be indemnified by the Company as to the VSAT hardware financings.

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The following represents a summary of purchases of equipment and services from related parties and the allocation of the cost of employee benefits from DTVG and its subsidiaries or affiliates (which include DIRECTV Holdings LLC, PanAmSat Corporation, and commencing on December 23, 2003, News Corporation and its affiliates):

	Year ended December 31,
(Dollars in thousands)	2004	2003	2002

DIRECTV Group	$27,647	$28,318	$18,956
DIRECTV Latin America	10	—	—
HSS	13,787	17,341	11,576
PanAmSat Corporation	34,382	57,826	61,655

Total	$75,826	$103,485	$92,187

The following represents a summary of product and service revenues from related parties:

	Year ended December 31,
(Dollars in thousands)	2004	2003	2002

DIRECTV Group	$2,039	$1,800	$—
DIRECTV Latin America	128	—	2,459
HTIL	—	—	420
PanAmSat Corporation	1,444	4,136	3,235

Total	$3,611	$5,936	$6,114

The following represents a summary of net amounts due (to) from related parties:

	At December 31,
(Dollars in thousands)	2004	2003	2002

DIRECTV Group	$(20,297)	$(14,220)	$(12,299)
DIRECTV Latin America	(10)	(237)	472
HSS	—	(367)	1,639
PanAmSat Corporation	—	(6,354)	(4,529)

Total	$(20,307)	$(21,178)	$(14,717)

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

Note 17: Segment and Geographical Data

HNS operates in two business segments consisting of the VSAT segment (including SPACEWAY), which provides satellite-based private business networks and broadband Internet access to consumers, and the Other segment consisting of the Company’s mobile satellite communications business unit, its carrier network services business unit, and the HNS corporate office.

Selected financial information for HNS’ operating segments follows:

(Dollars in thousands)	VSAT Business	Other	Total
2004
Revenues	$696,693	$92,657	$789,350
Segment operating loss	(1,407,574)	(24,925)	(1,432,499)
Depreciation and amortization	91,027	5,946	96,973
Segment assets	486,266	100,618	586,884
Capital expenditures	131,834	6,997	138,831

2003
Revenues	$665,623	$85,525	$751,148
Segment operating loss	(123,189)	(18,465)	(141,654)
Depreciation and amortization	88,130	6,709	94,839
Segment assets	2,150,252	166,688	2,316,940
Capital expenditures	204,220	11,309	215,529

2002
Revenues	$571,390	$151,751	$723,141
Segment operating loss	(156,072)	(17,299)	(173,371)
Depreciation and amortization	89,356	8,116	97,472
Segment assets	2,082,214	244,146	2,326,360
Capital expenditures	450,589	17,460	468,049

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

Revenues by geographic area are summarized below based upon the source of the revenues:

	Year ended December 31,
(Dollars in thousands)	2004	2003	2002
North America
United States	$526,054	$501,390	$441,151
Canada and Mexico	12,768	5,433	5,639

Total North America	$538,822	$506,823	$446,790

Europe
United Kingdom	$22,554	$50,915	$135,608
Germany	14,922	7,207	21,740
Italy	13,505	5,308	659
Other	55,596	26,073	2,938

Total Europe	$106,577	$89,503	$160,945

South America and the Caribbean
Brazil	$8,847	$12,614	$12,578
Other	7,205	3,740	4,359

Total South America and the Caribbean	$16,052	$16,354	$16,937

Africa, Asia, and the Middle East
India	$31,955	$40,151	$37,303
UAE	54,873	23,440	9,421
China	2,941	16,398	13,059
Other	38,130	58,479	38,686

Total Africa, Asia, and the Middle East	$127,899	$138,468	$98,469

Total Revenues	$789,350	$751,148	$723,141

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

Net property grouped by physical locations were as follows:

	At December 31,
(Dollars in thousands)	2004	2003	2002
North America
United States	$212,992	$1,764,012	$1,648,028
Canada and Mexico	—	6	9

Total North America	$212,992	$1,764,018	$1,648,037

Europe
United Kingdom	$1,267	$3,225	$8,244
Germany	6,781	11,423	12,548
Other	—	14	34

Total Europe	$8,048	$14,662	$20,826

South America and the Caribbean
Brazil	$—	$1,037	$256
Other	—	—	—

Total South America and the Caribbean	$—	$1,037	$256

Africa, Asia, and the Middle East
India	$5,704	$6,702	$6,969
China	—	573	371
Other	—	207	239

Total Africa, Asia, and the Middle East	$5,704	$7,482	$7,579

Total Net Property	$226,744	$1,787,199	$1,676,698

Note 18: Commitments and Contingencies

Litigation

Litigation is subject to uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, claims, and proceedings are pending against HNS arising in the ordinary course of business. HNS has established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, treble damage claims, or sanctions, that if granted, could require HNS to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2004.

In November 2001, Helius, Inc. filed suit in the United States District Court for the District of Utah, Central Division against DTVG, formerly Hughes Electronics Corporation and Hughes Network Systems, Inc. alleging patent infringement. This lawsuit is included in the litigation that will be assumed by the Company pursuant to the Agreement. The case is scheduled for trial in January of 2006. The Company disputes plaintiff’s claims and intends to vigorously defend this action.

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

In 2002, the Indian Department of Revenue Intelligence (“DRI”), initiated an action against a former affiliate and customer of the Company, Tata Teleservices (Maharashtra) Ltd., (“TTML”), formerly Hughes Telecom (India) Ltd., (“HTIL”), relating to alleged under payment of customs duty and misclassification of import codes. The DRI action was also directed against the Company and other TTML suppliers whose shipments are the focus of the action. HTIL, renamed TTML after the Tata Group purchased our equity interest in December 2003, is the principal party of interest in this action. The Company, together with the other named suppliers, is potentially liable for penalties in an amount of up to five times the underpayment of the duty if found to have aided HTIL in avoiding duty. In connection with our sale to the Tata Group, we did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI’s allegations and are involved in procedural actions to determine jurisdiction. The Company disputes plaintiff’s claims and intends to vigorously defend this action.

In January 2005, DTVG and Hughes Network Systems, Inc. entered into a consent agreement (the “Consent Agreement”) with the US Department of State regarding violations of the International Traffic in Arms regulations involving exports of technology related to the VSAT business primarily to China. As part of the Consent Agreement, which will apply to the Company after the transaction, one of the Company’s subsidiaries was debarred from conducting certain international business until at least May 2005, at which point it can seek reinstatement, and the Company is required to enhance its compliance program to avoid future infractions. As a result of the debarment, the Company is currently unable to perform its obligations under certain contracts in China and Korea addressed by the Consent Agreement, and if ultimately unable to perform, the Company may be liable for certain damages of up to $5 million as a result of its non-performance.

After discussion with counsel representing HNS in the actions described above, it is the opinion of management that such litigation is not expected to have a material adverse effect on HNS’ combined consolidated results of operations, financial position, and cash flows.

Product Warranties

HNS warrants its hardware products for up to twelve months following the date of installation. A large portion of its enterprise customers enter into maintenance agreements under which the company recognizes revenue for providing maintenance services that prolong the life and effectiveness of the installed hardware, thus minimizing the potential for warranty claims or repairs. Warranty reserves are determined based on historical warranty repair experience and an assessment of the number of units remaining under warranty coverage. Long-term contracts for the sale of wireless communications systems may include contractual provisions relating to warranty coverage for fixed terms generally not exceeding five years. Warranty provisions for these contracts are included in the determination of overall contract costs and earnings, based on management’s estimates of the cost of the related coverage. Accrued contract warranty costs are reviewed and adjusted, as appropriate, over the term of the contractual warranty period.

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

Changes in the accrued warranty costs were as follows:

(Dollars in thousands)	2004	2003	2002
Balance at January 1	$3,607	$3,506	$5,743
Warranty cost accrual	3,865	3,450	3,223
Warranty costs incurred	(3,639)	(3,349)	(5,460)

Balance at December 31	$3,833	$3,607	$3,506

Other

At December 31, 2004, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $23.5 million, payable as follows: $9.9 million in 2005, $4.1 million in 2006, $3.1 million in 2007, $2.2 million in 2008, $3.4 million in 2009, and $0.8 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease income, were $33.5 million in 2004, $38.8 million in 2003, and $41.9 million in 2002.

HNS has minimum commitments under noncancelable vendor obligations for acquisition of space segment. As of December 31, 2004, minimum payments over the terms of applicable contracts are anticipated to be approximately $469.7 million, payable as follows: $126.8 million in 2005, $99.4 million in 2006, $67.1 million in 2007, $41.8 million in 2008, $31.6 million in 2009, and $103.0 million thereafter. Rental expenses under operating leases for space segment were $133.3 million in 2004, $122.0 million in 2003, and $125.8 million in 2002.

HNS is contingently liable under standby letters of credit and bonds in the aggregate amount of $17.7 million that were undrawn at December 31, 2004. These obligations expire as follows: $6.9 million in 2005, $2.5 million in 2006, $1.1 million is 2007, none in 2008, and the remainder thereafter. In addition, DTVG is contingently liable as a guarantor of standby letters of credit and bonds in the aggregate amount of $4.9 million for the benefit of HNS, substantially all of which expire within one year. Upon expiration of these agreements, DTVG will no longer act as a guarantor of credit on behalf of HNS.

In connection with the prior disposition by HNSI of a subsidiary that was an affiliate of HNS, HNS entered into a services contract under which it agreed to procure minimum annual levels of services from the former subsidiary over a two year period ending March 31, 2007. As a result of the SkyTerra transaction described in Note 1, management has reassessed its future needs for services under this contract and has determined that it will no longer require the level of services previously contemplated and has assigned $5.0 million of the asset impairment provision described in Note 1 to this obligation to state it at its fair value at December 31, 2004.

Pursuant to the terms of the Agreement described in Note 1, HNS has limited rights with respect to its investment in common stock of an unconsolidated affiliate carried in other assets in the combined consolidated balance sheets. Among other things, HNS may not pledge or otherwise encumber these shares, and while it may sell the shares to an unaffiliated third party, it must

Hughes Network Systems

Notes to the combined consolidated

financial statements — (continued)

deliver the net proceeds from such sale to DTVG. The shares must be returned to DTVG within three years of the closing of the SkyTerra transaction unless a qualifying disposition of the shares has occurred. Accordingly, at December 31, 2004, HNS has recorded a liability in due to affiliates long-term in the combined consolidated balance sheet for the amount of $8.9 million for this investment.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 5, 2005	By:	/s/ CRAIG J. KAUFMANN
	Name:	Craig J. Kaufmann
	Title:	Controller and Treasurer